Exhibit 15.1

TRUE LEAF PROVIDES INTERIM FINANCING UPDATE AND ANNOUNCES LEADERSHIP CHANGE

Vernon, BC – May 6, 2020 – True Leaf Brands Inc. (CSE: MJ) (OTCQX: TRLFF) (FSE: TLA) (“True Leaf” or the “Company”) announces today that, on May 1, 2020, the Supreme Court of British Columbia granted orders approving the interim financing facility between Lind Asset Management XV, LLC, True Leaf Brands Inc., True Leaf Cannabis Inc., True Leaf Pet Inc., and True Leaf Investments Corp. (collectively, the “Companies”) (the “Interim Financing Facility”) in the Companies’ restructuring proceedings under the Bankruptcy and Insolvency Act (Canada).

The Interim Financing Facility provides for funding in the maximum amount of $700,000, with an initial advance of $250,000 and subsequent weekly draws in the maximum amount of $50,000. The term of the loan is up to August 15, 2020, with a 10 per cent per annum interest rate, and requires that the Companies seek Court approval for a sales process providing for the separate marketing and sale of the Companies’ pet business and the land and buildings in Lumby, British Columbia (inclusive of the Health Canada-licensed 18,000 square foot cannabis cultivation facility) (the “Sales Process”). The Court also granted orders extending the stay of proceedings and the period of creditor protection for the Companies to June 16, 2020. The Companies expect to be returning before the Court the week of May 11, 2020 to seek approval of the Sales Process.

Other Corporate Matters

Darcy Bomford has stepped aside from his role as Chief Executive Officer of True Leaf Brands Inc. effective April 28, 2020. Mr. Bomford will maintain his position as a director of the Company. True Leaf thanks Mr. Bomford for his contributions to the Company in his capacity as Chief Executive Officer.

Effective the same date, True Leaf appointed Allen Fujimoto as Chief Restructuring Officer to lead the Company through its restructuring process, and on May 3, 2020, Mr. Fujimoto was also appointed interim Chief Executive Officer of the Company. He brings over 25 years of experience in the consumer goods industry and leading complex business transformations and turnarounds for global companies to his new role.

About True Leaf

True Leaf Brands Inc. is a wellness company for both people and their pets.

True Leaf Cannabis Inc., a division of True Leaf Brands Inc., is a Licensed Producer and owns True Leaf Campus, an 18,000 square foot facility located on a 40-acre site zoned for the cultivation, processing, and sale of cannabis, as well as general industrial use, in Lumby, British Columbia.

True Leaf Pet Inc., also a division of True Leaf Brands Inc., is a global pet care company offering plant-focused wellness products that improve the quality of life for companion animals. The company is guided by its mission to “Return the Love” which was inspired by the unconditional love that pets give us every day.

www.trueleaf.com

Investor Contact:

Allen Fujimoto

Interim CEO and Chief Restructuring Officer

allen@trueleaf.com

778-475-5323 x301

Media Inquiries: media@trueleaf.com

Forward-Looking Statements

This news release contains forward-looking statements, and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbour protection for all forward-looking statements. Forward-looking statements in this news release include, but are not limited to, statements regarding the Company's conclusion of a successful restructuring process. The statements are dependent on a number of assumptions and risk factors, which include, but are not limited to, (i) the outcome of the review process of all strategic alternatives available to the Company, (ii) the ability of the Company to submit a proposal acceptable to its creditors; (iii) the ability of the Company to continue its activities; (iv) the ability of the Company to secure additional funds, (v) general business and economic uncertainties, (vi) third party events and adverse market conditions and (vii) those risks set out in the Company's public documents filed on SEDAR. Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements and other cautionary statements or factors contained herein, and there can be no assurance that the actual results or developments will be realized or, even if substantially realized, that they will have the expected effects on True Leaf. These forward-looking statements are made as of the date of this press release. Except as required by applicable securities legislation, the Company assumes no obligation to update publicly or revise any forward-looking statements to reflect subsequent information, events, or circumstances.

The Canadian Securities Exchange (operated by CNSX Markets Inc.) has in no way passed upon the merits of the proposed Transaction and has neither approved nor disapproved of the contents of this press release.